EXHIBIT 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of September 11, 2012

among

VFX HOLDINGS LLC,

SEARCHLIGHT CAPITAL, L.P.,

(solely with respect to Article 14)

and

DIGITAL DOMAIN MEDIA GROUP, INC.

and

THE SUBSIDIARIES OF DIGITAL DOMAIN MEDIA GROUP, INC.
SIGNATORIES HERETO

i

5.6.	Brokers	18
5.7.	Acknowledgement	19

ARTICLE 6 COVENANTS OF SELLERS		19

6.1.	Actions Before Closing	19
6.2.	Maintenance of Assets Before the Closing Date	19
6.3.	Consents and Approvals	20
6.4.	Access to Properties and Records; Confidentiality	20
6.5.	Rejection of Assigned Contracts	20
6.6.	Further Assurances/Transition Services	21
6.7.	Notices	21
6.8.	Casualty Loss	21
6.9.	Patent License	21
6.10.	Holding Assets in Trust Post-Closing	21
6.11.	Trademark Phase Out	21
6.12.	Turnover	22

ARTICLE 7 COVENANTS OF BUYER		22

7.1.	Actions Before Closing Date	22
7.2.	Consents, Approvals and Notifications	22
7.3.	Adequate Assurances Regarding Assigned Contracts	22
7.4.	Cure Amounts	22
7.5.	Availability of Business Records	23
7.6.	Employee and Benefits Matters	23
7.7.	Notices	24
7.8.	Working Capital Facility	24
7.9.	Turnover	24

ARTICLE 8 BANKRUPTCY PROCEDURES		24

8.1.	Bankruptcy Actions	24
8.2.	Bidding Procedures	25
8.3.	DIP Facility Orders	25
8.4.	Sale Order	25
8.5.	Consultation with Buyer	25

ARTICLE 9 TAXES		25

9.1.	Taxes Related to Purchase of Assets	25
9.2.	Proration of Real and Personal Property Taxes	26
9.3.	Cooperation on Tax Matters	26
9.4.	Retention of Tax Records	26
9.5.	Allocation of Purchase Price and Purchase Price Allocation Forms	27
9.6.	Unbilled Transactional Taxes	27
9.7.	Wage Reporting	27

ARTICLE 10 CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES		27

10.1.	Conditions Precedent to Performance by Sellers and Buyer	27
10.2.	Conditions Precedent to Performance by Sellers	28

10.3.	Conditions Precedent to the Performance by Buyer	29

ARTICLE 11 TERMINATION AND EFFECT OF TERMINATION		29

11.1.	Right of Termination	29
11.2.	Termination by Buyer or Sellers	29
11.3.	Effect of Failure of Sellers’ Conditions to Closing	30
11.4.	Effect of Failure of Buyer’s Conditions to Closing	31
11.5.	Termination on Alternative Transaction	31

ARTICLE 12 MISCELLANEOUS		32

12.1.	Successors and Assigns	32
12.2.	Governing Law; Jurisdiction; Specific Performance	32
12.3.	Survival of Representations and Warranties	33
12.4.	Limitation on Liability; Cost of Litigation	33
12.5.	Mutual Drafting	33
12.6.	Severability	33
12.7.	Notices	33
12.8.	Amendments; Waivers	35
12.9.	Public Announcements	35
12.10.	Entire Agreement	35
12.11.	Parties in Interest	35
12.12.	Headings	36
12.13.	Construction	36
12.14.	Currency	36
12.15.	Time of Essence	36
12.16.	Counterparts	36

ARTICLE 13 DEFINITIONS		36

13.1.	Certain Terms Defined	36
13.2.	All Terms Cross-Referenced	43

ARTICLE 14 GUARANTY OF BUYER PARENT		45

14.1.	Guaranty	45

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Intellectual Property Assignment Agreement
Exhibit C	Form of Non-Fee Property Assignment and Conveyance Agreement
Exhibit D	Form of Sellers’ Secretary’s Certificate
Exhibit E	Form of Non-Foreign Status Certificate
Exhibit F	Form of Non-USPRI Statement
Exhibit G	Working Capital Facility Commitment Letter
Exhibit H	Patent License
Exhibit I	Bidding Procedures Order

DISCLOSURE SCHEDULES

Schedule 1.1(a)	Leased Real Property and Assigned Contracts
Schedule 1.1(b)	Entitled Real Property
Schedule 1.1(c)	Equipment
Schedule 1.1(d)	Inventory
Schedule 1.1(e)	Seller Intellectual Property
Schedule 1.1(f)	Permits
Schedule 1.1(g)	Assigned Projects
Schedule 1.1(n)	Avoidance Actions
Schedule 1.1(s)	Port St. Lucie Equipment
Schedule 4.4	Consents
Schedule 4.6	Litigation
Schedule 4.7	Material Contracts
Schedule 4.11	Employee Benefits Plans
Schedule 4.12	Insurance Policies
Schedule 4.18	Financial Statements
Schedule 5.6	Buyer Brokers
Schedule 7.4	Cure Amounts
Schedule 7.6(f)	Employee Benefit Plans
Schedule 13.1	Permitted Liens

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 11, 2012, is made among (i) VFX Holdings LLC, a Delaware limited liability company (the “Buyer”), (ii) Searchlight Capital, L.P., a Delaware limited partnership (the “Buyer Parent”) solely with respect to Article 14 and (iii) Digital Domain Media Group, Inc., a Florida corporation, and each of its subsidiaries listed on the signature page to this Agreement (each, a “Seller” and collectively, the “Sellers”).  Capitalized terms used in this Agreement are defined or cross-referenced in Article 13.

BACKGROUND INFORMATION

WHEREAS, on September 11, 2012 (the “Petition Date”), Sellers filed a voluntary petition for relief under the Bankruptcy Code in the Bankruptcy Court (the “Bankruptcy Cases”);

WHEREAS, Sellers intend to seek emergency ancillary relief in Canada, pursuant to the Companies’ Creditors Arrangement Act (Canada) R.S.C. 1985, c. C-36 as amended (the “CCAA”) in the Supreme Court of British Columbia (the “Canadian Court”) in Vancouver, British Columbia, Canada.   The purpose of the ancillary proceeding is to request that the Canadian Court recognize the Bankruptcy Cases as a “foreign main proceeding” under the applicable provisions of the CCAA (the “Canadian Proceedings”) in order to, among other things, protect Sellers’ assets and operations in Canada;

WHEREAS, Certain of the Sellers, defined herein as “Specified Sellers” are engaged in the digital production and animation businesses, including providing visual effects for feature films and advertising, digital advertising and marketing solutions and creation and conversion of three dimensional content (the “Business” );

WHEREAS, as of September 11, 2012, Sellers and the lenders from time to time party thereto (each, a “Lender”, and, collectively, the “Lenders”), entered into that certain Priming Superpriority Debtor-in-Possession Credit Facility Term Sheet dated as of September 11, 2012, by and among the Debtors and each Lender party thereto (the “DIP Facility”), pursuant to which, among other things, the Lenders agreed to loan to Sellers an amount up to $20,000,000 subject to Bankruptcy Court approval;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Acquired Assets, in a sale authorized by the Bankruptcy Court free and clear of all Liens, claims and other interests pursuant to section 105, 363 and 365 of the Bankruptcy Code;

WHEREAS, it is intended that the acquisition of the Acquired Assets would be accomplished through the sale, transfer and assignment of the Acquired Assets by Sellers to Buyer;

WHEREAS, Buyer also desires to assume, and Sellers desire to assign and transfer to Buyer, the Assumed Liabilities;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE ACQUIRED ASSETS

1.1.  Transfer of Acquired Assets.  At the Closing, and upon the terms and conditions set forth herein, Sellers shall sell to Buyer, and Buyer shall acquire from Sellers, all of Sellers’ right, title and interest in, to and under the Acquired Assets free and clear of all Liens, claims and other interests (except for Permitted Liens and Assumed Liabilities) pursuant to section 363 of the Bankruptcy Code. “Acquired Assets” shall mean solely the following property of Digital Domain Productions, Inc., Mothership Media, Inc.(f/k/a Accelerator, Inc), D2 Software, Inc., Digital Domain Productions (Sydney) Pty Ltd, and Digital Domain Productions (Vancouver) Ltd (the “Specified Sellers”) and other property and assets and any Post Closing Transferred Items acquired by Buyer in accordance with the provisions of Section 1.6, but shall exclude the Excluded Assets:

(a) all of Specified Sellers’ rights under (i) any leases of real property (the “Real Estate Leases”), including the Real Estate Leases listed on Schedule 1.1(a) of the Disclosure Schedules (the real property leased by Sellers pursuant to the Real Estate Leases, the “Leased Real Property”), and (ii) the Contracts that are listed on Schedule 1.1(a) of the Disclosure Schedules (together with the Real Estate Leases and the Contracts set forth in Section 1.1(q), the “Assigned Contracts”) ;

(b) all of Specified Sellers’ rights under the easements, rights of way, real property licenses, and other real property entitlements, including, but not limited to, the easements, rights of way, real property licenses and other real property entitlements listed on Schedule 1.1(b) of the Disclosure Schedules (the “Entitled Real Property”, and together with the Leased Real Property and Owned Real Property, the “Real Property” );

(c)  (i) all of Specified Sellers’ fixed assets, equipment, spare parts, machinery, furniture, fixtures, tools, computers, telephone systems, furniture, leasehold improvements and supplies, and other personal property wherever located or listed on Schedule 1.1(c) and any related rights thereto (the “Equipment”); and (ii) any rights of Specified Sellers, to the extent transferable, to the warranties and licenses received from manufacturers and sellers of the Equipment (if any);

(d) (i) all of Specified Sellers’ raw materials, components and other parts, work-in-process, finished goods and all other inventory whether on hand, on order, in transit or held by others on a consignment basis or as listed on Schedule 1.1(d) (the “Inventory”) and (ii) any rights of Specified Sellers, to the extent transferable, to the warranties received from suppliers with respect to such Inventory;

(e) all intellectual and intangible property owned or licensed by any of the Specified Sellers and/or used in the Business, including all of the following to the extent transferable or assignable:  (i) trade names, trademarks, service marks, trade dress, and logos, Internet domain names, and all registrations of and applications to register any of the foregoing; (ii) copyright rights in original works of authorship, software and applications (including databases, source code and object code), and registrations and applications therefor; (iii) all rights of use, display, publication, reproduction, distribution, performance and rights to create derivative works; (iv) proprietary or confidential know-how, tools, algorithms, technology, patents, patent applications, non-patented/patentable inventions, processes, methods, and trade secrets; (v) all goodwill and all Contracts related to any of the foregoing along with Claims for infringement of or interferences with any of the foregoing and the right to recover past damages; and (vi) all intellectual property set forth on Schedule 1.1(e) (the “Seller Intellectual Property” ) (for the avoidance of doubt, Seller Intellectual Property shall not include any issued patents or patent applications owned by any of the Sellers related to the In-Three 2D to 3D patents);

(f) all permits, licenses, approvals, franchises, notices, registrations and authorizations issued by any Government necessary to operate the business (and pending applications for the foregoing) (collectively, “Permits”) including, but not limited to, those Permits listed on Schedule 1.1(f) of the Disclosure Schedules, excluding only such Permits to the extent not legally transferable;

(g) all of Specified Seller’s rights in the Projects listed on Schedule 1.1(g) (the “Assigned Projects”), including the related Physical Materials, any rights any Specified Seller has to access such Physical Materials at any Laboratory, all rights of use, display, publication, reproduction, distribution, performance and rights to create derivative works and all Contracts to which the Company is a party entered into in connection with the development, pre-production, post-production or exploitation of the Assigned Projects;

(h) to the extent permissible under applicable Law, copies, including copies in electronic form, of all Business Records;

(i) rights to and goodwill and other intangible assets represented by the name Digital Domain, Digital Domain Productions, Inc., the Business, Mothership Media or any Digital Domain logos related thereto, and the Acquired Assets, including customer and supplier lists;

(j) all surety accounts, prepaid expenses, refunds (including all tax and insurance refunds), security and like deposits and other similar prepaid items relating to any Acquired Assets or Assumed Liabilities;

(k) all of Specified Sellers’ accounts receivable relating to the  motion picture Jack the Giant Killer;

(l) all accounts and notes receivable (the “Accounts Receivable”) in respect of the Business due and payable to Sellers after the Closing Date;

(m) all contracted payments as set forth in the FTI DIP Budget and Forecast and any other Accounts Receivable that are due and payable after September 21, 2012;

(n) any and all rights of set-off of Specified Sellers arising out of or relating to events prior to the Closing Date (except to the extent relating to the Excluded Liabilities) and any avoidance action with respect to critical vendors set forth in Schedule 1.1(n),

(o) all rights, remedies and benefits of Specified Sellers arising under or relating to any of the Acquired Assets or the Assumed Liabilities, including rights, remedies and benefits arising out of express or implied warranties and services agreements from manufacturers or suppliers of the Inventory or Equipment (or components thereof), the other Acquired Assets or products purchased or ordered by Sellers prior to the Closing Date (and in any case, any component thereof), and all claims and causes of action arising therefrom;

(p) except as related to patents excluded under Section 1.2(n), all rights of Specified Sellers under non-disclosure or confidentiality, non-compete, assignment of intellectual property rights (inventions), acknowledgements of work-for-hire or non-solicitation agreements with employees, consultants, independent contractors and agents of Specified Sellers or with third parties, including non-disclosure or confidentiality, non-compete, or non-solicitation agreements entered into in connection with the Auction;

(q) all of Sellers’ interests in the right to receive any amounts, whether as a fixed sum (the payment of which is conditioned upon the attainment of a specified level of receipts or profits from, or other financial performance of, the exploitation of) with respect to, or as a contingent amount determined based on, the financial performance of the exploitation of, whether designated as a royalty, profits or gross or net participation or otherwise of the motion pictures Titanic and Ender’s Game and

(r) all of Sellers’ rights under the following Contracts:  Production Services Agreement, dated as of April 18, 2011, between Ender’s Game Holdings, LLC, Odd Lot Entertainment, LLC, Ender’s Game Productions NOLA, LLC and Ender’s Game Productions BC Inc., on one part, and Digital Domain Productions, Inc. and Digital Domain Productions (Vancouver) Ltd.; Investment and Production Agreement, dated February 15, 2012, among Ender’s Game Holdings, LLC, OddLot Entertainment LLC and DDMG; Completion Guaranty Agreement, dated February 15, 2012, among Comerica Bank, Odd Lot Entertainment, LLC, Digital Domain Media, Inc., and Fireman’s Fund Insurance Company, acting through its agent International Film Guarantors, LLC.; “Titanic” Notice of Irrevocable Assignment and Distributor’s Acceptance, dated October 12, 2009, between Twentieth Century Fox Titanic Productions, Inc. and Digital Domain Productions, Inc.; Notice of Irrevocable Assignment, dated October 12, 2009, from Digital Domain Productions, Inc to Twentieth Century Fox Titanic Productions, Inc.; Letter of Authorization, dated September 10, 1996, by and between Digital Domain, Inc. and Twentieth Century Fox Titanic Productions, Inc.,  as amended by that certain Amendment, dated April 24, 1997, by and between Digital Domain, Inc. and Twentieth Century Fox Titanic Productions, Inc. as modified by that certain Assignment, dated October 15, 2009, by and between Digital Domain Productions, Inc. (as successor-in-interest to Digital Domain, Inc.) and Wyndcrest DD Florida, Inc.; and

(s) all of the Sellers’ interests in the Equipment, including computer equipment, accessories and peripherals, software, networking equipment, audio equipment, electronic security and surveillance equipment, communications equipment and graphics processing equipment located in Port St. Lucie, Florida as more specifically set forth on Schedule 1.1(s); provided, that none of the foregoing Equipment is owned by the City of Port St. Lucie or is subject to any Liens to the City of Port St. Lucie; and

(t) all other assets of Specified Sellers other than Contracts, cash and the Excluded Assets.

1.2.  Excluded Assets.  The Acquired Assets do not include, and from and after the Closing, (x) Sellers (other than Specified Sellers) shall retain all other properties and assets of Sellers, including those listed or described in this Section 1.2 and (y) the Specified Sellers shall retain those properties and assets listed or described in this Section 1.2 (all properties and assets not being acquired by Buyer are herein referred to as the “Excluded Assets”):

(a) all prepaid expenses, refunds (including all tax and insurance refunds), security and like deposits and other similar prepaid items, in each case relating to any Excluded Liabilities;

(b) all rights to Claims or adjustments with respect to Excluded Assets relating to any proceeding before any Government, all insurance policies and all rights to insurance proceeds or other insurance recoveries to the extent relating to Excluded Assets or Excluded Liabilities;

(c) all losses, loss carry forwards and rights to receive refunds, credits and loss carry forwards with respect to any and all Taxes of Sellers incurred or accrued on or prior to the Closing Date, including interest receivable with respect thereto;

(d) all rights of Sellers arising under this Agreement and under any other agreement between Sellers and Buyer entered into in connection with this Agreement;

(e) all Retained Books and Records;

(f) the capital stock or other equity interests of any Seller;

(g) the certificates of incorporation or, as applicable, formation, qualifications to conduct business as a foreign corporation or, as applicable, limited liability company, taxpayer and other identification numbers, seals, stock transfer books, blank stock certificates, corporate books and records of internal corporate or limited liability company proceedings, tax and accounting records, work papers and other records relating to the organization or maintenance of corporate or limited liability company existence of Sellers and any other records that Sellers are required by Law to retain; provided, however, that copies of the foregoing items shall be provided by Sellers to Buyer following the Closing Date upon Buyer’s request at Buyer’s sole expense;

(h) all rights in Employee Benefits Plans except as may be otherwise agreed to by Buyer and Sellers;

(i) all rights under the Transaction Documents;

(j) all assets, other than any Post Closing Assets and/or Post Closing Contracts, owned by a Seller and located in the State of Florida or used by a Seller in the State of Florida, including Owned Real Property located in Port St. Lucie, Florida;

(k) any avoidance actions except with respect to critical vendors set forth in Schedule 1.1(n);

(l) all of Sellers’ insurance policies and insurance claims and rights thereunder;

(m) all contracted payments as set forth in the FTI DIP Budget and Forecast that are due and payable on or prior to September 21, 2012;

(n) In-Three 2D to 3D patents;

(o) all assets of Tradition Studios, Inc.; and

(p) all assets of Tembo Productions, Inc.

1.3.  Assumption of Liabilities.  Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Buyer shall assume, and Buyer shall hereafter pay, perform and discharge when due, the liabilities and obligations of Sellers as listed below (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations arising after the Closing Date with respect to accounts payable for trade payables, arising in the ordinary course of operation of the Business in connection with the Acquired Assets and in existence at 11:59 p.m. (local time) on the Closing Date (the “Accounts Payable”) ;

(b) all liabilities and obligations under the Assigned Contracts and Assigned Projects arising after the Closing Date and the Cure Amounts for such Assigned Contracts and Assigned Projects as set forth on Schedule 7.4;

(c) all liabilities and obligations of Sellers under the Permits arising after the Closing Date;

(d) all liabilities and obligations for Taxes to the extent (but solely to the extent) provided for as a Buyer obligation in Article 9;

(e) all liabilities and obligations relating to or arising from the ownership of the Acquired Assets after the Closing Date;

(f) all liabilities related to employees of Specified Sellers in the Business as of the Closing for accrued, unpaid and unused vacation, sick leave, holiday entitlements and other entitlements to paid time off and all earned and accrued salary and wages of the employees of Specified Sellers at Closing which remain unpaid and unused as of the Closing Date, and the other obligations to employees and former employees of Specified Sellers in the Business to the extent provided for in Section 7.6 below; and

1.4.  Excluded Liabilities.  Except as specifically provided in Section 1.3 hereof, Buyer shall not assume or be deemed to assume and shall have no responsibility or obligation with respect to, any liability or obligation of, or claim against, Sellers, or of any predecessor, stockholder or other Affiliate of Sellers, of any kind or nature, whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not asserted, and whether or not known or unknown or currently existing or hereafter arising, and however arising (collectively, the “Excluded Liabilities”).  The Excluded Liabilities shall include:

(a) any Liabilities or obligations in respect of or relating to the Excluded Assets;

(b) any Liabilities or obligations with respect to Projects other than the Assigned Projects (but only to the extent expressly included as Assumed Liabilities hereunder);

(c) any Liabilities related to employees and former employees except as provided in Section 7.6;

(d) any Sellers’ professional fees and expenses for advisors, including advisors retained pursuant to an order of the Bankruptcy Court;

(e) other than those Liabilities assumed by Buyer pursuant to Sections 1.3(a) and 1.3(b) hereof, any Sellers’ administrative expenses relating to the Bankruptcy Case;

(f) any employment and change in control agreements (or such similar agreements) and any stock option agreements and stock purchase agreements to which Sellers are a party except for any such agreements listed on Schedule 7.6(f);

(g) except as provided in Schedule 7.6(f), any obligations and Liabilities associated with any employee benefit plan of Sellers that is not expressly acquired or assumed by Buyer;

(h) any Liabilities and obligations, whether known or unknown, relating to any environmental, health or safety matter (including any liability or obligation arising under Laws);

(i) any trade payables and priority or non-priority unsecured claims not expressly assumed under this Agreement;

(j) any Claims against Sellers arising under any Indebtedness;

(k) any Liabilities of Sellers which any Person seeks to impose upon the Buyer by virtue of any theory of successor liability;

(l) any Liabilities with respect to any action, claim, suit, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Authority or similar Person or body (each, an “Action”) or other contingent liabilities of Sellers, whether or not disclosed to the Buyer, relating to periods and occurrences ended on or before the Closing Date, including any Actions or other claims or contingent liabilities relating to tort, personal injury and products liability;

(m) any obligations arising under each Contract that is not an Assigned Contract;

(n) any Liabilities and obligations of Sellers arising under or relating to any notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) related to terminations prior to Closing;

(o) any obligations to provide and any claims made pursuant to any COBRA coverage and any related administrative costs;

(p) any obligation or Liability to any shareholder or other equity holder of any Seller;

(q) any obligations and Liabilities of Sellers related to the right to or issuance of any capital stock or other equity interest of any Seller, including stock options or warrants;

(r) any obligations and Liabilities of Sellers resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of Sellers or ownership, lease or license of any properties or assets or any properties or assets previously used by Sellers or any predecessor of any Seller, or other actions, omissions, (excluding any obligations or Liabilities due or which may become due or owing under the Assigned Contracts), with respect to the period prior to Closing (other than the Cure Amounts)

(s) any Liabilities and obligations of Sellers arising under or relating to any DIP Facility; and

(t) any other Liability or obligation not expressly assumed pursuant to Section 1.3.

1.5.  Non-Assignment of Assigned Contracts.  Anything contained herein to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Assigned Contract if, after giving effect to the provisions of section 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof or in any way negatively affect the rights of Sellers or Buyer, as the assignee of such Assigned Contract and (ii) no breach of this Agreement shall have occurred by virtue of such nonassignment.  If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such Consent is required but not obtained, Sellers shall, at Buyer’s sole cost and expense, cooperate with Buyer in any reasonable arrangement, including Buyer’s provision of credit support, designed to provide for Buyer the benefits and obligations of or under any such Assigned Contract, including enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereto arising out of the breach or cancellation thereof by such third party; provided, that nothing in this Section 1.5 shall (x) require Sellers to make any significant expenditure or incur any significant obligation on their own or on Buyer’s behalf or (y) prohibit Sellers from ceasing operations or winding up their affairs following the Closing.  Any assignment to Buyer of any Assigned Contract that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained.  Any contract that would be an Assigned Contract but is not assigned in accordance with the terms of this Section 1.5 shall not be considered an “Assigned Contract” for purposes hereof unless and until such contract is assigned to Buyer following the Closing Date upon receipt of the requisite consents to assignment and Bankruptcy Court approval.

1.6.  Post Closing Contracts and Assets.

(a) On or before the Closing, Buyer may, from time to time, update the Schedules hereto listing Acquired Assets to add or remove a Contract, lease or other asset to or from such Schedules.  Any lease added to Schedule 1.1(a) shall become a Real Estate Lease, shall be deemed an Acquired Asset for all purposes of this Agreement, and all obligations arising under such lease shall which would have been Assumed Liabilities if such lease had been a Real Estate Lease shall be Assumed Liabilities for all purposes of this Agreement.  Any Contract added to Schedule 1.1(a) shall become an Assigned Contract, shall be deemed an Acquired Asset for all purposes of this Agreement, and all obligations arising under such Contract which would have been Assumed Liabilities if such Contract had been an Assigned Contract shall be Assumed Liabilities for all purposes of this Agreement.  Any asset added to any other Schedule hereto listing an Acquired Asset shall be deemed an Acquired Asset for all purposes of this Agreement, and any obligations arising under such asset which would have been Assumed Liabilities if such asset had been an Acquired Asset shall be Assumed Liabilities for all purposes of this Agreement.  Any Contract, lease or asset removed from the applicable Schedule hereto listing an Acquired Asset shall be Excluded Assets for all purposes of this Agreement.

(b) Within 30 days after the Closing Date, Buyer may by written notice to Sellers indicating which, if any, Post Closing Contracts or Post Closing Assets shall be assumed by Sellers and assigned to Buyer on the Assignment Effective Date, subject to the procedures outlined in Sections 1.6(c), 1.6(d), 1.6(e) and 1.6(f).  In such case, Seller shall provide notice to the applicable landlords or contract counterparties promptly.

(c) Sellers shall not reject, seek to reject, terminate, amend, modify, supplement, transfer, dispose or otherwise encumber any Post Closing Transfer Item from and after the date hereof until after the 30th day after the Closing Date in each case, unless otherwise agreed in writing by Buyer.  Any applicable cure cost for the assumption and assignment of an Post Closing Contract shall be paid by Buyer in accordance with Section 7.4.  Buyer shall perform, or shall cause to be performed, any and all obligations of Sellers under each Post Closing Contract that has actually been assumed by Sellers thereafter relating to the period from and after the Closing until such Post Closing Contract has been assumed and assigned to Buyer.  All Post Closing Contracts that have actually been assumed will be deemed to be an Assigned Contract for all purposes hereunder.

(d) During the period after the Closing Date and prior to the 30th day following the Closing Date (the “Retention Period”), Sellers shall notify Buyer of any reasonable, out-of-pocket costs and expenses incurred for the reasonable maintenance, preservation and/or performance of the Post Closing Contracts and/or Post Closing Assets at least three Business Days prior to the date of payment for such costs and expenses.  If Buyer does not pay such Seller such amount at least one Business Day prior to the date of payment for such costs and expenses or if Buyer informs such Seller that it does not want such Post Closing Transfer Item, such Seller may reject such Post Closing Contract and/or transfer such Post Closing Asset, as applicable.

(e) Buyer and Sellers shall effect the transfer of each Post Closing Contract and/or Post Closing Asset pursuant to an applicable Transfer Instrument.

(f) With respect to any Post Closing Contract and Post Closing Asset, by or on the second Business Day after the date on which Buyer provides written notice(s) to Sellers, Sellers shall take all actions reasonably necessary to assume and assign any Post Closing Contract to Buyer pursuant to Bankruptcy Code section 365 (provided that any applicable cure cost shall be satisfied in accordance with Section 7.4), and assign any Post Closing Contract or transfer any Post Closing Asset to Buyer, in each case, as set forth in the Buyer’s notice(s).  Sellers shall request that the Bankruptcy Court enter an Order approving such assumption and assignment.

(g) From and after the Assignment Effective Date for each Post Closing Contract and/or Post Closing Asset shall be deemed to be a Real Property Lease (in the case of a Post Closing Contract that is a Real Property Lease), Assigned Contract (in the case of any Post Closing Contract that is not a Real Property Lease) and/or Acquired Asset and scheduled on the applicable Schedule hereto.

(h) Sellers agree and acknowledge that the covenants contained in this Section 1.6 shall survive the Closing.

ARTICLE 2
CONSIDERATION

2.1.  Consideration.  The aggregate consideration for the sale and transfer of the Acquired Assets shall be $15,000,000 plus the aggregate amount of Post-Sale Order Operating Expenses (the “Purchase Price”), which is payable and deliverable at the Closing in accordance with Section 3.3.  The Purchase Price shall be payable in cash.  “Post-Sale Order Operating Expenses” means all reasonable, out-of-pocket, cash operating expenses paid by Sellers in connection with the operation of its Business in the ordinary course consistent with the FTI DIP Budget and Forecast (taking into account the current state of the Business and Acquired Assets (including the filing of the Bankruptcy Cases)) from the date of entry of the Sale Order to and including September 28, 2012 (it being understood that Sellers shall have no obligation to incur any costs except as provided in Section 6.2).  Sellers shall provide to Buyer a written calculation of the aggregate amount of Post-Sale Order Operating Expenses not less than one Business Day prior to the Closing Date.  Any Post-Sale Order Operating Expenses paid for by Sellers but not included in such written notice shall be the subject of a post-Closing true-up whereby Buyer shall promptly pay in cash to Sellers the remaining amount of Purchase Price upon receipt of reasonably documented evidence of such additional Post-Sale Operating Expenses.

ARTICLE 3
CLOSING AND DELIVERIES

3.1.  Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036 at 10:00 a.m. ET on the first Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 10 hereof unless all conditions are satisfied or waived on September 28, 2012, in which case the parties shall effect Closing on September 28, 2012, or on such other date or at such other place and time as may be agreed to in writing by the parties hereto (the “Closing Date”).  The Closing will be deemed to be effective at 11:59 p.m. (local time) on the Closing Date.

3.2.  Sellers’ Deliveries.

(a) The sale, transfer, assignment and delivery by Sellers of the Acquired Assets to Buyer, as herein provided, shall be effected on the Closing Date.  At the Closing, Sellers shall duly execute and deliver the following documents which shall be consistent with the terms of this Agreement:

(i) a bill of sale  and assignment and assumption agreement with respect to the Acquired Assets, Assigned Contracts and Assumed Liabilities duly executed by Sellers and in the form of Exhibit A hereto;

(ii) an intellectual property assignment agreement with respect to the Seller Intellectual Property, duly executed by Sellers and in the form of Exhibit B hereto;

(iii) to the extent permissible under applicable Law, the Business Records (it being understood that any Business Records located at the Sellers’ corporate offices need not be physically delivered, but shall be deemed delivered at the Closing);

(iv) an assignment and conveyance agreement with regard to the Real Estate Leases, duly executed by Sellers and in the form of Exhibit C hereto;

(v) a secretary’s certificate certifying as to the resolutions of the board of directors of Sellers approving and authorizing this Agreement and the transactions contemplated by this Agreement and in the form of Exhibit D hereto;

(vi) each Seller (other than Digital Domain Vancouver (Productions) Ltd., Digital Domain Media Group (Middle East) FZ LLC and Digital Domain Productions (Sydney) Pty Ltd.) shall provide an affidavit of non-foreign status that complies with section 1445 of the Code, duly executed by such Seller and in the form of Exhibit E hereto;

(vii) Digital Domain Vancouver (Productions) Ltd., Digital Domain Media Group (Middle East) FZ LLC and Digital Domain Productions (Sydney) Pty Ltd. shall provide a statement certifying that it is not transferring pursuant to this Agreement a “United States real property interest” as defined under Section 897(c)(1) of the Code and in the form of Exhibit F hereto;

(viii) a certificate signed by a duly authorized officer of Sellers in accordance with Section 10.3(a);

(ix) a certificate signed by a duly authorized officer of Sellers in accordance with Section 10.3(b);

(x) the Patent License;

(xi) all completed Projects and all Projects in Process (and all Physical Materials embodied therein) on mutually agreed upon film, digital or electronic formats, which in any case will be such that will permit Buyer (i) to take unencumbered title to or gain access to, as applicable, all Physical Materials stored with a Laboratory, (ii) to take physical possession of all Physical Materials stored at the Company’s facilities or on computers, file servers, digital media or other electronic storage or with third parties and (iii) to complete all Projects in Process, exploit all completed Projects and fulfill all of the contractual obligations under Assigned Contracts;

(xii) a certified copy of the Sale Order; and

(xiii) such other documents as Buyer’s counsel may reasonably request that are necessary to evidence or consummate the transactions contemplated by this Agreement.

(b) Notwithstanding anything in this Agreement or any Transaction Document to the contrary, Sellers’ obligation to convey to Buyer all rights of Sellers under the Permits listed on Schedule 1.1(f) shall consist of providing: (i) if required by Law, notices of intent to transfer the Permit to Buyer in accordance with the Government regulations governing such Permit transfer, (ii) information as required by the Government regulations governing such Permit transfer and (iii) assistance to Buyer in obtaining the transfer of such Permits.

3.3.  Buyer’s Deliveries.  At the Closing, Buyer shall make the following payment and duly execute and deliver the following documents which shall be consistent with the terms of this Agreement:

(a) pay to Sellers the Purchase Price by wire transfer of immediately available funds to an account designated by Sellers;

(b) a bill of sale and assignment and assumption agreement with respect to the Acquired Assets, Assigned Contracts and Assumed Liabilities, duly executed by Buyer and in the form of Exhibit A hereto;

(c) an intellectual property assignment agreement with respect to the Seller Intellectual Property, duly executed by Buyer and in the form of Exhibit B hereto

(d) an assignment and conveyance agreement with regard to the Real Estate Leases, duly executed by Buyer and in the form of Exhibit C hereto;

(e) a certificate signed by a duly authorized officer of Buyer in accordance with Section 10.2(a);

(f) a certificate signed by a duly authorized officer of Buyer in accordance with Section 10.2(b);  and

(g) such other documents as Sellers’ counsel may reasonable request that are necessary to evidence or consummate the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

4.1.  Corporate Organization.  Each Seller is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation.  Subject to any necessary authority from the Bankruptcy Court, each Seller has all requisite power and authority and all necessary approvals, permits, licenses and authorizations to own its properties and assets and to conduct its business as now conducted.

4.2.  Authorization and Validity.  Subject to the Bankruptcy Court’s entry of the Sale Order and the receipt of the Consents set forth on Schedule 4.4 of the Disclosure Schedules, each Seller has all requisite power and authority to enter into this Agreement and all other instruments and documents (the “Transaction Documents”) required to be executed and delivered by such Seller pursuant hereto or to enable such Seller to effect the transactions contemplated hereby and to carry out its obligations hereunder and thereunder.  Subject to the entry of the Sale Order, the execution and delivery of this Agreement and the Transaction Documents and the performance by each Seller of its obligations hereunder and thereunder have been duly authorized by all necessary action by the board of directors or equivalent governing body of each Seller, and no other proceedings on the part of any Seller are necessary to authorize such execution, delivery and performance.  This Agreement and the Transaction Documents required to be executed and delivered by any Seller have been duly executed by such Seller and, subject to the Bankruptcy Court’s entry of the Sale Order, constitute its valid and binding obligation, enforceable against it in accordance with the terms herein and therein.

4.3.  No Conflict or Violation.  Subject to (a) the receipt of all Consents set forth on Schedule 4.4 of the Disclosure Schedules, (b) the Bankruptcy Court’s entry of the Sale Order and (c) the receipt of the Antitrust Approvals, if any, the execution, delivery and performance by each Seller of this Agreement do not and will not (i) violate or conflict with any provision of the bylaws or certificate of incorporation or comparable organizational documents (collectively, the “Organizational Documents”) of such Seller, (ii) violate any provision of law, regulation, rule or other legal requirement of any Government (“Law”) or any writ, injunction, order, judgment or decree of any court or Government (“Order”) applicable to such Seller, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under any Assigned Contract or Permit.

4.4.  Consents and Approvals.  Except as set forth on Schedule 4.4 of the Disclosure Schedules, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Government is required on the part of any Seller in connection with the execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which it is or will become a party, the compliance by such Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the assignment or conveyance of the Acquired Assets.

4.5. Compliance with Law.  As of the date hereof, since January 1, 2009, to the Knowledge of Sellers, (i) no Seller has violated any Law; (ii) no Seller has been in default with respect to any Order, applicable to any of the Acquired Assets; and (iii) no Action has been pending or threatened against any Seller alleging any failure to comply with any Order or Law.  As of the date hereof, to the Knowledge of Sellers, no material expenditures are, or based on any Law, Order or Permit will be, required of Buyer for Sellers and their business and operations to remain in compliance with all Laws, Orders and Permits immediately following the Closing.

4.6. Litigation.  As of the date hereof, to the Knowledge of Sellers, except as set forth on Schedule 4.6 of the Disclosure Schedules, there are no Claims, suits, proceedings or investigations pending or, to the Knowledge of any Seller, threatened, before any Government brought by or against any Seller which could reasonably be expected to be adverse to Buyer.  As of the date hereof, to the Knowledge of Sellers, no Order or Action required to be set forth in Schedule 4.6 questions the validity or enforceability of this Agreement or any other agreement, document or instrument contemplated hereby, or could result in any Material Adverse Effect on any Seller or the Acquired Assets, and no Seller has no basis to believe that any such Action may be brought or threatened against Seller.

4.7. Contracts.

(a) As of the date hereof, to the Knowledge of Sellers, Schedule 4.7 of the Disclosure Schedules sets forth a true, complete and correct list of each Contract to which any Seller or any Affiliate thereof is a party or is bound.  As of the date hereof, to the Knowledge of Sellers, the Sellers have provided or made available to Buyer true and complete copies of each Contract (including all amendments thereto).

(b) As of the date hereof, to the Knowledge of Sellers, (i) each Seller has performed any obligations required to be performed by it to date and is not in breach or default thereunder, and, (ii) no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assigned Contracts).  As of the date hereof, to the Knowledge of Sellers, each of the Contracts is, and will be at the Closing, valid, binding and in full force and effect against the applicable Seller and the other parties thereto.

4.8.  Permits.  As of the date hereof, to the Knowledge of Sellers, each Permit is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect.

4.9.  Environmental Matters.

(a) As of the date hereof, to the Knowledge of Sellers, since January 1, 2009, each Seller has been in compliance with Environmental Laws applicable to the Acquired Assets and the Business.

(b) As of the date hereof, to the Knowledge of Sellers, since January 1, 2009, no Seller has received a complaint, Order, directive, Claim, request for information, citation or notice of violation from any Government or any other Person relating to any actual or alleged noncompliance with or liability under any Environmental Law with respect to any release, spill, leak, discharge or emission of any Hazardous Materials to the air, surface water, groundwater or soil of the Real Property.

4.10.   Real Property.

(a) Schedules 1.1(a) and 1.1(b) sets forth (i) all of the Entitled Real Property owned by Sellers (which are to be transferred to the Buyer together with all existing servitudes, easements, licenses and appurtenances benefiting such owned real and immovable property, including all buildings, erections, improvements, fixtures, fittings and structures thereon) and Sellers have delivered to Buyer true and correct copies of all title reports pertaining thereto; (ii) all Real Property Leases (or other property interests) for real and immovable property under which any Seller is a lessee, licensee or occupant, and Sellers have delivered true and correct copies thereof;

(b) Upon entry of the Sale Order, except as would not reasonably be expected to have a Material Adverse Effect, to the Sellers’ Knowledge (i) no Seller will be in breach or default of its obligations under any of the Real Property Leases or other material Contracts or real rights appertaining to the Entitled Real Property, (ii) no condition exists that with notice or lapse of time or both would constitute a default under any of such Contracts or real rights, and (iii) to the Sellers’ Knowledge, no other party to any of such Contracts or real rights is in breach or default thereunder.

(c) Since January 1, 2011, the Sellers have not given notice to, or received written notice from, any landlords, of any defaults in connection with the Real Property Leases.

4.11.  Employee Benefits.  Set forth on Schedule 4.11 of the Disclosure Schedules is a list of all plans, programs, and arrangements relating to or providing for compensation, benefits or perquisites to any current or former employee or independent contractor of any Seller that is maintained by an Seller or with respect to which any Seller has any Liability or obligation (“Employee Benefits Plans”) which any Seller maintains or to which any Seller contributes for the Employee.  As of the date hereof, to the Knowledge of Sellers, no Seller or any ERISA Affiliate has maintained, sponsored, or contributed to an Employee Benefit Plan that is subject to Title IV of ERISA within the last six years or, in any way, directly or indirectly, has any liability with respect to such a plan (including any multiemployer plan within the meaning of Section 3(37) of ERISA).  As of the date hereof, to the Knowledge of Sellers, all Employee Benefit Plans are being administered in compliance with applicable Law, including ERISA and the Code, and the regulations promulgated thereunder.

4.12.  Insurance.

Schedule 4.12 of the Disclosure Schedules sets forth a true, complete and correct description of all insurance policies maintained by any Seller as of the date hereof.  To the Sellers’ Knowledge, all such insurance policies are in full force and effect and, as of the date hereof, all premiums that have become due and payable have been duly paid.

4.13.  Title to Assets; Sufficiency of Assets.

(a) The Sellers have good, marketable, valid and undivided title to each and all of the Acquired Assets, in each case free and clear of all liens, claims or encumbrances, except for Permitted Liens.  Upon entry of the Sale Order, Buyer will be vested, to the maximum extent permitted by Sections 363 and 365 of the Bankruptcy Code, with good, valid, marketable and undivided title to the Acquired Assets free and clear of all Liens or Claims, other than Permitted Liens.

(b) The Acquired Assets constitute all of the assets that are necessary and sufficient to conduct the Business substantially in the manner conducted as of the date hereof, except for the Excluded Assets.

4.14.  Intellectual Property.  Set forth on Schedule 1.1(e) of the Disclosure Schedules hereto is a complete and accurate list of all of the Seller Intellectual Property, including all registrations and applications therefor and licenses and agreements under which the Sellers are using or are permitted to use any third party intellectual property (“Inbound Licenses”).  Except as would not reasonably be expected to have a Material Adverse Effect, to the Sellers’ Knowledge, the Sellers, individually and/or collectively, own, on an exclusive basis, all right, title and interest in and to all the Seller Intellectual Property free and clear of all Liens or Claims (except for Permitted Liens).  No Seller Intellectual Property is subject to any third party ownership interests and Seller has not licensed to a Person the right to use any Seller Intellectual Property.

4.15.   Brokers.  Neither Seller nor any of its Affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, except for the fees and expenses of which would be solely the obligation of a Seller or its Affiliates.

4.16.  Significant Customers.  As of the date hereof, to the Knowledge of Sellers, none of the 10 largest customers of the Business by revenues generated by Specified Sellers in the aggregate in respect of the Acquired Assets and Assumed Liabilities during the 12 month period ended on the date hereof has cancelled, terminated, materially reduced or indicated its intention to cancel, terminate or materially reduce the services provided under such Contracts.

4.17.  Board Approval and Recommendations.  The board of directors, board of managers or applicable governing body of each Seller has determined that, based upon its consideration of the available alternatives, and subject to the approval of the Bankruptcy Court and the provisions in this Agreement regarding the solicitation of and ability to accept Alternative Transactions, a sale, assignment and assumption of the Acquired Assets and the Assumed Liabilities pursuant to this Agreement under Sections 105, 363 and 365 of the Bankruptcy Code is in the best interests of such Seller.

4.18.  Financial Statements.  Each of the consolidated financial statements of Specified Sellers set forth in Schedule 4.18 (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by applicable Securities Laws) and (ii) fairly presents in all material respects, the consolidated financial position of the Specified Sellers and their subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may omit footnotes which are not required in unaudited financial statements and are subject to normal year-end adjustments.

4.19.  No Other Representations.  Except for the representations and warranties contained in this Article 4, no Seller shall be deemed to have made any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding such Seller, the Business, any Acquired Assets, any Assumed Liabilities or any other matter.  Notwithstanding anything herein to the contrary, but without limitation of any representation or warranty expressly contained in this Article 4, NO SELLER MAKES ANY OTHER (AND HEREBY DISCLAIMS EACH OTHER) REPRESENTATION, WARRANTY OR GUARANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE ACQUIRED ASSETS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows, as of the date hereof and as of the Closing Date:

5.1.  Corporate Organization.  Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.

5.2.  Authorization and Validity.  Buyer has all requisite power and authority to enter into this Agreement and to execute and deliver the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary action by the board of directors of Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance.  This Agreement and the Transaction Documents to which it is a party have been duly executed by Buyer and constitute its valid and binding obligation, enforceable against it in accordance with the terms herein and therein.

5.3.  No Conflict or Violation.  The execution, delivery and performance by Buyer of this Agreement and the execution and delivery of the Transaction Documents to which Buyer is a party does not and will not violate or conflict with any provision of the organizational documents of Buyer and does not and will not violate any provision of Law, or any Order applicable to Buyer, nor will it result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

5.4.  Consents, Approvals and Notifications.  The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer does not require the Consent of, or filing with or notification of, any Government or any other Person except:  (a)  for entry of the Sale Order by the Bankruptcy Court or (b) for such Consents and filings, the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby.

5.5.  Adequate Assurances Regarding Assigned Contracts.  As of the Closing Date, Buyer will be capable of satisfying the conditions contained in sections 365(f)(2)(B) of the Bankruptcy Code with respect to the Assigned Contracts.

5.6.   Brokers.  Other than as set forth on Schedule 5.6 of the Disclosure Schedules, neither Buyer nor any of its Affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement, except where any fee or payment due such persons would be solely the obligation of Buyer or its Affiliates.

5.7.  Acknowledgement.  Buyer acknowledges that, should the Closing occur, Buyer will acquire the Acquired Assets and assume the Assumed Liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied.

ARTICLE 6
COVENANTS OF SELLERS

Sellers hereby jointly and severally covenant to Buyer as follows:

6.1.  Actions Before Closing.  Sellers shall use reasonable best efforts to perform and satisfy all conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Sellers under this Agreement.

6.2.  Maintenance of Assets Before the Closing Date.

(a) Except as contemplated by this Agreement or with the written consent of Buyer, prior to the Closing Date, subject to the terms and conditions of the DIP Facility, Sellers shall incur expenditures in respect of the Business in accordance with the FTI DIP Budget and Forecast, and shall confer on a regular and frequent basis with Buyer and its representatives to report on operational matters in respect of the Acquired Assets and Assumed Liabilities and the general status of ongoing operations in respect of the Acquired Assets and the Assumed Liabilities.  Notwithstanding the generality of the foregoing, Sellers shall, between the date hereof and the Closing Date, use reasonable best efforts to, taking into account the current state of the Business and Acquired Assets (including the filing of the Bankruptcy Cases) (and without any obligation to incur costs beyond those in the FTI DIP Budget and Forecast), (a) conduct the Business in compliance in all material respects with all applicable Laws, (b) use reasonable best efforts to preserve the Business’s relationships with the current customers, suppliers and others having business dealings with the Business, (c) maintain the Acquired Assets in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted, (d) perform in all material respects the obligations required to be performed by Sellers under the Assigned Contracts, other than to cure pre-petition monetary defaults, (e) maintain the Business Records on a basis consistent with prior practice, (f) solely to the extent applicable to Acquired Assets, bill for products sold or services rendered and pay accounts payable in connection with the Business consistent with past practice, (g) maintain all insurance policies set forth on Schedule 4.12 hereto, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, (i) provide Buyer with updated monthly financial information concerning the Business (but solely in respect of the Acquired Assets), as reasonably requested by Buyer, and (j) subject to participation or consent by FTI, grant Buyer reasonable access to its customers, distributors and suppliers and cooperate with Buyer in communicating with such Persons.

(b) Without limiting the generality of Section 6.2(a), prior to the Closing Sellers shall not, and shall not permit its Affiliates to, without the prior written consent of Buyer: (i) sell, lease or transfer any of the Acquired Assets or parts thereof, (ii) amend, modify, terminate or change in any material respects any Assigned Contract, or (iii) grant a consensual Lien (other than a Permitted Lien) on the Acquired Assets.

(c) In the event Sellers are directed by the Bankruptcy Court to convey or dispose of an asset that would be an Acquired Asset, Sellers shall either provide the proceeds of such asset conveyance to Buyer or reduce the Purchase Price by the fair market value of such asset.

(d) During the Retention Period, Sellers’ obligation in respect of maintenance or preservation of the Post Closing Assets and/or Post Closing Contracts shall be subject to the Buyer’s funding obligation pursuant to Section 1.6(d) and shall otherwise be solely to use reasonable best efforts, taking into account the current state of the Business and Acquired Assets (including the filing of the Bankruptcy Cases) (and without any obligation to incur any costs unless reimbursed by Buyer), to (a) maintain the Post Closing Assets in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted, (b) perform in all material respects the obligations required to be performed by Sellers under the Post Closing Contracts, other than to cure pre-petition monetary defaults, (c) to the extent in respect of the Post Closing Assets, bill for products sold or services rendered and pay accounts payable in connection with the Business consistent with past practice and (d) maintain all insurance policies set forth on Schedule 4.12 hereto to the extent in respect of the Post Closing Assets, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

6.3.  Consents and Approvals.  Sellers shall use reasonable best efforts to obtain all Consents of all Governments, and all other Persons required to be obtained by sellers and provide notifications to all Persons required to be notified by Sellers to effect the transactions contemplated by this Agreement and the Transaction Documents.

6.4.  Access to Properties and Records; Confidentiality.  To the extent permitted under Law and any relevant confidentiality agreements, Sellers shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 11) to the Business Records.  Upon reasonable prior notice, Sellers shall also afford Buyer reasonable access, during normal business hours, to all Acquired Assets throughout the period prior to the Closing Date.  During the period from the date hereof to the Closing Date, all information provided to Buyer or its agents or representatives by or on behalf of Sellers or their agents or representatives (whether pursuant to this Section 6.4 or otherwise) shall be governed by and subject to the Confidentiality Agreement, dated on or about September 6, 2012, between certain shareholders of the Buyer and Sellers (the “Confidentiality Agreement”).  If after the Closing, Sellers (or any Affiliate of Sellers) shall receive any payment or revenue that belongs to Buyer pursuant to this Agreement, Sellers shall promptly remit or caused to be remitted the same to Buyer, without set-off or deduction of any kind or nature.

6.5.  Rejection of Assigned Contracts.  Sellers shall not reject any Assigned Contracts in the Bankruptcy Cases without the prior written consent of Buyer.

6.6.  Further Assurances/Transition Services.  Upon the request at any time after the Closing, each party shall execute and deliver such documents as the other party or its counsel may reasonably request to effectuate the purposes of this Agreement and shall assist Buyer with any reasonable requests to transition the Acquired Assets to Buyer, it being understood and agreed that such requests shall not require any party to assume, perform or incur any obligations or amounts not otherwise required by this Agreement.  Without limiting the foregoing, and subject to applicable Law, if (a) any asset is not an Acquired Asset or Excluded Asset, whether because the Acquired Asset is a Contract that has not been assumed by a Seller or otherwise, (b) such asset was used by the Business prior to Closing and (c) Buyer pays Seller’s out-of-pocket expenses relating to such asset, then, at Buyer’s express request, Sellers shall use reasonable best efforts to make such asset available for use by Buyer for a period from the 30th to the 60th day after the Closing Date as if such asset was Buyer’s asset.   No DIP Facility proceeds, DIP Collateral or Prepetition Collateral shall be used to fund Transition Services. The Sellers and Buyer shall enter in a mutually acceptable transition services agreement upon request.

6.7.  Notices.  Sellers shall give prompt notice to Buyer of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause a material breach of any representation or warranty made by Sellers contained in this Agreement, and (ii) any failure of Sellers to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder.

6.8.  Casualty Loss.  Notwithstanding any provision in this Agreement to the contrary, if, before the Closing, (a) all or any portion of the Acquired Assets is condemned or taken by eminent domain, or (b) a material portion of the Acquired Assets is damaged or destroyed by fire or other casualty, Sellers shall notify Buyer promptly in writing of such fact, and (i) in the case of condemnation or taking, Sellers shall assign or pay, as the case may be, any proceeds thereof to Buyer at the Closing, and (ii) in the case of fire or other casualty, Sellers shall either restore such damage or assign the insurance proceeds therefrom to Buyer at Closing.  Notwithstanding the foregoing, the provisions of this Section 6.8 shall not in any way modify Buyer’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

6.9.  Patent License.  At Closing, Sellers shall duly execute and deliver to Buyer a license agreement that, subject to the terms and limitations therein, provides Buyer a perpetual, royalty-free, nonexclusive license for the patents related to the Business in the form attached hereto as Exhibit G (the “Patent License”).

6.10.  Holding Assets in Trust Post-Closing.  During the Retention Period, Sellers shall hold Sellers’ Equipment located in Port St. Lucie, Florida set forth on Schedule 1.1(s), in trust for the benefit of Buyer until such time Buyer has transported such Equipment from its current location.

6.11.  Trademark Phase Out.  Immediately (and in no event later than 60 calendar days) after the Closing, each Seller shall, or shall cause its Affiliates to, (i) remove “Digital Domain” and/or “Mothership Media” from the company name of any Seller or its Affiliate, (ii) remove, delete, and/or destroy all references to the marks “Digital Domain” and/or “Mothership

Media” appearing on any business, marketing, advertising, or other materials of such Seller or any of its Affiliates, including any Internet or electronic use; (iii) permanently cease all use of the marks “Digital Domain” and/or “Mothership Media” in any communication in any media or with partners, vendors, customers, students or prospective partners, vendors, customers, students including websites, e-mails, brochures, print and electronic media, and on any materials used by any Seller or related to the Business; and (iv) transition to an alternative name, which does not contain “Digital Domain” and/or “Mothership Media” or any colorable imitations thereof.  Sellers shall, within 60 calendar days after the Closing, certify in writing by an officer or director that it is in full compliance with the foregoing obligations and commitments.  Sellers shall take such other actions as may reasonably be requested by Buyer to ensure that it is in compliance with its obligations under this Section 6.11.  Notwithstanding the foregoing, Seller shall not be required to remove or delete references to the mark “Digital Domain” and/or “Mothership Media” in historical documents/records or any similar materials that are being maintained solely for record-keeping purposes.

6.12.  Turnover.  If Buyer is entitled to receive under this Agreement any contracted payments as set forth in the FTI DIP Budget and Forecast or any Accounts Receivable and such contract payments or Accounts Receivable are paid to any Seller, then Sellers shall promptly, and in any event within five Business Days, remit such amount to the Buyer.

ARTICLE 7
COVENANTS OF BUYER

Buyer hereby covenants to Sellers as follows:

7.1.  Actions Before Closing Date.  Buyer shall use reasonable best efforts to perform and satisfy all conditions to Sellers’ obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Buyer under this Agreement.

7.2.  Consents, Approvals and Notifications.  Buyer shall use reasonable best efforts to obtain all consents and approvals of all Governments, and all other Persons, required to be obtained by Buyer and provide notifications to all Persons required to be notified by Buyer to effect the transactions contemplated by this Agreement.

7.3.  Adequate Assurances Regarding Assigned Contracts.  With respect to each Assigned Contract, to the extent requested by the Bankruptcy Court, Sellers or the counterparty to such Contract, Buyer shall provide the Bankruptcy Court, Sellers or such counterparty, as the case may be, adequate assurance of the future performance of such Assigned Contract by Buyer.

7.4.  Cure Amounts.  Buyer shall, on the later of the Closing and the Assignment Effective Date, pay any and all Cure Amounts due and owing under any Assigned Contracts and Assigned Projects set forth on Schedule 7.4, so that such Assigned Contracts may be assumed by Sellers and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code.

7.5.  Availability of Business Records.  After the Closing Date, Buyer shall provide to Sellers and Related Persons (after reasonable notice and during normal business hours and without charge to Sellers) access to all Business Records for periods prior to the Closing and shall preserve such Business Records until the later of (a) six years after the Closing Date or (b) the required retention period for all government contact information, records or documents.  Such access shall include access to any information in electronic form to the extent reasonably available.  Buyer acknowledges that Sellers have the right to retain originals or copies of Business Records for periods prior to the Closing.  Prior to destroying any Business Records for periods prior to the Closing, Buyer shall notify Sellers 30 days in advance of any such proposed destruction of its intent to destroy such Business Records, and Buyer will permit Sellers to retain such Business Records.  With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance, at Sellers’ sole cost, that Sellers may request in defending such litigation or claim and shall make available to Sellers, personnel most knowledgeable about the matter in question.  If, after the Closing, Buyer (or any Affiliate or creditor of Buyer) shall receive any payment or revenue that belongs to Sellers pursuant to this Agreement, Buyer shall promptly remit or cause to be remitted the same to Sellers, without set-off or deduction of any kind or nature.

7.6.  Employee and Benefits Matters.

(a) Prior to the Closing, Buyer shall offer to employ, commencing immediately following the Closing, employees of Specified Sellers’ employed in the Business on terms and conditions such that Specified Sellers will not incur any liability under the WARN Act by reason of the consummation of the transactions contemplated herein or any action taken by Buyer.  Such employees who become employees of Buyer shall be collectively referred to as the “Transferred Employees .”

(b) To the extent permitted by the plans, Buyer shall give Transferred Employees full credit for purposes of eligibility and vesting and benefit accrual  under the employee benefit plans or arrangements maintained (or assumed as provided below) by Buyer in which such Transferred Employees participate for such Transferred Employees’ service with Specified Sellers, to the same extent such service was recognized under similar benefit plans of Specified Sellers as of Closing.

(c) With respect to any welfare benefit plans maintained by Buyer for the benefit of Transferred Employees on and after the Closing Date, Buyer shall to the extent commercially feasible, (i) cause there to be waived any eligibility requirements or pre-existing condition limitations, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees with respect to benefit plans heretofore maintained by Specified Sellers.

(d) Buyer shall indemnify, defend and protect and hold Specified Sellers and Specified Sellers’ affiliates, officers, directors, employees, representatives, agents, and shareholders harmless of, from and against any losses, liabilities, claims, actions, causes of actions, penalties, fines, costs and expenses (including all court costs and reasonable attorneys’ fees) suffered, incurred or arising under the WARN Act or any similar state law (collectively, “WARN-Type Losses.”), in each case, caused by (i) Buyer’s failure to satisfy any of the requirements of this Section 7.6 or (ii) any termination of any employee by Buyer after the Closing; provided, however, that Buyer’s indemnity obligations under this Section 7.6(d) shall not apply if the applicable WARN-Type Losses would not have occurred but for any  employee termination by Specified Sellers after the date hereof.

(e) Buyer shall provide group health plan continuation coverage, pursuant to the requirements of COBRA, to Specified Sellers’ employees receiving group health plan continuation coverage from Specified Sellers on the Closing Date only to the extent that such persons:  (i) properly request such coverage; (ii) will not be hired by Buyer; and (iii) timely pay for such coverage.

(f) Without in any way limiting the foregoing, as of the Closing Date, Buyer shall assume the Employee Benefit Plan set forth on Schedule 7.6(f) of the Disclosure Schedules.  Sellers shall take all necessary measures to reflect such assumption.

7.7.  Notices.  Buyer shall give prompt notice to Sellers of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause a material breach of any representation or warranty made by Buyer contained in this Agreement, and (ii) any failure of Buyer to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder.

7.8.  Working Capital Facility.  Immediately following and conditioned upon the occurrence of the Closing, Buyer or its Affiliate shall enter into a working capital facility to provide funding to the post-Closing operations of the Acquired Assets and the Assumed Liabilities, on substantially similar terms as the Working Capital Facility Commitment Letter attached hereto as Exhibit H.

7.9.  Turnover.  If Sellers are entitled to receive under this Agreement any contracted payments as set forth in the FTI DIP Budget and Forecast or any Accounts Receivable and such contract payments or Accounts Receivable are paid to Buyer, then Buyer shall promptly, and in any event within five Business Days, remit such amount to the Sellers.

ARTICLE 8
BANKRUPTCY PROCEDURES

8.1.  Bankruptcy Actions.  Sellers shall use reasonable best efforts to obtain the entry of the Bidding Procedures Order, the DIP Facility Orders and the Sale Order (each, as defined below) on the Bankruptcy Court’s docket within the time specified in Section 10.1(a)(i).  Sellers shall, within one Business Day after the execution of this Agreement, file this Agreement with the Bankruptcy Court as an exhibit to the motion of the Sellers seeking entry of the Sale Order.  Buyer covenants and agrees that it shall cooperate with Sellers in connection with furnishing information or documents to Sellers to satisfy the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code; provided however, that to the extent there is an objection by a counter-party to an Assigned Contract, that Buyer will reimburse Sellers for the reasonable costs, including professional fees and expenses, of defending such objection to the extent incurred by Sellers after the Closing Date with respect to any Post Closing Contracts.

8.2.  Bidding Procedures.  The bidding procedures (the “Bidding Procedures”) to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order.  Sellers shall use reasonable best efforts to obtain entry by the Bankruptcy Court of an Order in the form of Exhibit I hereto (the “Bidding Procedures Order”) and such Bidding Procedures Order shall be entered no later than September 12, 2012.

8.3.  DIP Facility Orders.  The DIP Facility, and interim order entered by the Bankruptcy Court approving the DIP Facility (the “Interim DIP Facility Order”) and any final order entered by the Bankruptcy Court approving the DIP Facility (the “Final DIP Facility Order” and together with the Interim DIP Facility Order, the “DIP Facility Orders”) shall be in form and substance satisfactory to Buyer in all respects.  Sellers shall use reasonable best efforts to obtain entry by the Bankruptcy Court of the Interim DIP Facility Order and such Interim DIP Facility Order shall be entered no later than September 12, 2012.

8.4.  Sale Order. Sellers shall use reasonable best efforts to obtain entry by the Bankruptcy Court of an order of the Bankruptcy Court approving the transactions contemplated by this Agreement that is in form and substance satisfactory to Buyer in all respects (the “Sale Order”) ordering, among other things, that (i) such sale shall be, pursuant to Sections 105, 363(b) and 363(f) of the Bankruptcy Code, free and clear of all Liens other than Permitted Liens and Assumed Liabilities; (ii) all agreements, contracts, and leasehold interests required to be assumed by Sellers and assigned to Buyer are so assumed and assigned free and clear of all Liens and Excluded Liabilities other than Permitted Liens and Assumed Liabilities pursuant to Section 365 of the Bankruptcy Code; (iii) Buyer has purchased the Acquired Assets in good faith pursuant to Section 363(m) of the Bankruptcy Code; (iv) Sellers are authorized and directed to execute, upon request by Buyer, one or more assignments in form, substance, and number reasonably acceptable to Buyer, evidencing the conveyance of the Acquired Assets to Buyer; and (v) approving Sellers’ entry into the Patent License.

8.5.  Consultation with Buyer. To the extent practicable, Sellers shall provide Buyer, at least one day in advance of filing with the Bankruptcy Court, a draft of any motions, orders or other pleadings that Sellers propose to file with the Bankruptcy Court seeking approval of this Agreement, including the motion to approve the Sale Order.  To the extent practicable, Sellers shall reasonably cooperate with Buyer, and consider in good faith the views of Buyer, with respect to all such filings.

ARTICLE 9
TAXES

9.1.  Taxes Related to Purchase of Assets.  In the event that any transfer Tax, sales Tax, real estate Tax, stamp Tax or similar Tax (collectively, “Transaction Taxes”) shall be payable in connection with the transactions contemplated by this Agreement, such Transaction Taxes shall be paid by Buyer.  In no event shall any party to this Agreement be responsible for the income taxes of any other party that arise as a consequence of the transactions consummated hereunder.  Buyer and Sellers shall cooperate to (i) determine the amount of Transaction Taxes, if any, payable in connection with the transactions contemplated under this Agreement, (ii) provide all requisite exemption certificates and (iii) prepare and file any and all required Tax

Returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

9.2.  Proration of Real and Personal Property Taxes.  All real and personal property taxes and assessments on the Acquired Assets for any taxable period commencing prior to the day immediately preceding the Closing Date (the “Adjustment Date”) and ending after the Adjustment Date (a “Straddle Period”) shall be prorated between Buyer and Sellers as of the close of business on the Adjustment Date based on the best information then available, with (a) Sellers being liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Adjustment Date and (b) Buyer being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Adjustment Date.  Information available after the Adjustment Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Buyer and Sellers as set forth in the next sentence.  All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Adjustment Date shall be allocated to Sellers based upon the number of days in the Straddle Period on or prior to the Adjustment Date and items related to the portion of a Straddle Period beginning after the Adjustment Date shall be allocated to Buyer based upon the number of days in the Straddle Period after the Adjustment Date; provided, however, that the parties shall allocate any real property Tax in accordance with Section 164(d) of the Code.  The amount of all such prorations that must be paid in order to convey the Acquired Assets to Buyer free and clear of all Liens other than Permitted Liens shall be calculated and paid on the Closing Date; all other prorations shall be calculated and paid as soon as practicable thereafter.

9.3.  Cooperation on Tax Matters.  Sellers and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

9.4.  Retention of Tax Records.  After the Closing Date and until the expiration of all statutes of limitation applicable to Sellers’ liabilities for Taxes, Buyer shall retain possession of all accounting, business, financial and Tax records and information that (a) relate to the Acquired Assets and are in existence on the Closing Date and (b) come into existence after the Closing Date but relate to the Acquired Assets before the Closing Date.  In addition, from and after the Closing Date, Buyer shall provide to Sellers and their Related Persons (after reasonable notice and during normal business hours) access to the books, records, documents and other information relating to the Acquired Assets as Sellers may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (ii) administer or complete any cases under chapter 11 of the Bankruptcy Code of or including Sellers.  Such access shall include reasonable access to any computerized information systems that contain data regarding the Acquired Assets.

9.5.  Allocation of Purchase Price and Purchase Price Allocation Forms.  The Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code.  Buyer shall prepare and deliver to Sellers an allocation schedule setting forth Buyer’s determination of the allocation (the “Allocation Schedule”) within 60 days after the date hereof, which Allocation Schedule shall be subject to the reasonable approval of Sellers.  The Allocation Schedule shall identify the transferor and transferee thereof, and shall be prepared in accordance with Treas. Reg. Section 1.1060-1 (or any comparable provision of state or local tax Law) or any successor provision.  The parties agree that they will report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with such allocation and that they will not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable law.  Sellers and Buyer shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation.  Notwithstanding any other provision of this Agreement, this Section 9.5 shall survive any termination or expiration of this Agreement.

9.6.  Unbilled Transactional Taxes.  If a Tax assessment is levied upon any party by an authorized Tax jurisdiction for unbilled transactional Taxes that are the obligation of the other party under this Agreement, then the non-assessed party shall reimburse the assessed party for those Taxes including any interest and penalty.

9.7.  Wage Reporting.  As of the Closing, Sellers agree to join in any election made by Buyer regarding the procedure to be utilized with respect to wage reporting under Revenue Procedure 2004-53.

ARTICLE 10
CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

10.1.  Conditions Precedent to Performance by Sellers and Buyer.  The respective obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing, on or prior to the Closing Date, of the following conditions:

(a) Bankruptcy Matters.

(i) The Bankruptcy Court shall have entered the Sale Order no later than September 24, 2012 and it shall not be the subject of a pending appeal and shall not have been stayed, vacated, modified or supplemented.

(ii) The Bankruptcy Court shall have entered the Bidding Procedures Order by September 12, 2012, and it shall have become a Final Order.

(iii) The Bankruptcy Court shall have entered the Interim DIP Facility Order by September 12, 2012.

(iv) The Bankruptcy Court shall not have entered an order (i) appointing a trustee or an examiner with expanded powers, or (ii) dismissing any one of the Sellers’ chapter 11 cases or converting any one of the Sellers’ chapter 11 cases to cases under chapter 7 of the Bankruptcy Code.

(v) The Canadian Court shall have entered orders (A) granting recognition of the Bankruptcy Case of Digital Domain Productions (Vancouver) Ltd. as a foreign main proceeding and (B) recognizing the Sale Order.

(b) No Order.  No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Government that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order be in effect.  No Action shall be pending before any Government or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

10.2.  Conditions Precedent to Performance by Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Sellers in its sole discretion:

(a) Representations and Warranties of Buyer.  All representations and warranties made by Buyer in Article 5 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date (or, if made as of a specific date, at and as of such date) (except for such representations and warranties which are qualified by “material” or “Material Adverse Effect”, which such representations and warranties shall be true and correct in all respects giving effect to such qualifications).

(b) Performance of the Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and Sellers shall have received a certificate dated as of the Closing Date and signed by an authorized signatory of Buyer to that effect.

(c) Buyer’s Deliveries.  Buyer shall have delivered, and Sellers shall have received, all of the items set forth in Section 3.3 of this Agreement.

10.3.  Conditions Precedent to the Performance by Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a) Representations and Warranties of Sellers.  The representations and warranties made by Sellers in Article 4 of this Agreement shall be true and correct in all material respects as of the Closing, in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), except to the extent such failures to be true and correct do not constitute a Material Adverse Effect (except for representations and warranties which are qualified by “material” or “Material Adverse Effect”, which such representations and warranties shall be true and correct in all respects giving effect to such qualifications), and Buyer shall have received a certificate dated the Closing Date from Sellers to that effect.

(b) Performance of the Obligations of Sellers.  Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date and Buyer shall have received a certificate dated the Closing Date and signed by the an officer of each Seller to that effect.

(c) No Relief from Stay under Section 362 of the Bankruptcy Code.  No Person has obtained relief from the stay under Section 362 of the Bankruptcy Code with respect to any Acquired Assets.

(d) Sellers’ Deliveries.  Sellers shall have delivered, and Buyer shall have received, all of the items set forth in Section 3.2 of this Agreement.

ARTICLE 11
TERMINATION AND EFFECT OF TERMINATION

11.1.   Right of Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated only as provided in this Article 11.  In the case of any such termination, the terminating party shall give notice to the other party specifying the provision pursuant to which the Agreement is being terminated.

11.2.  Termination by Buyer or Sellers.

(a) This Agreement may be terminated at any time before Closing:

(i) by mutual written consent of Sellers and Buyer;

(ii) by Buyer, anytime after September 28, 2012 (the “Termination Date”), if any condition contained in Section 10.1 has not been satisfied or waived as of such time; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 11.2(a)(ii) if Buyer’s failure to fulfill any of its obligations under this Agreement is the reason that the Closing has not occurred on or before said date.  The Termination Date shall be extended if the Sale Order is entered on the Bankruptcy Court’s docket by September 24, 2012, and the failure to close the sale is due solely to the Debtors’ inability to obtain a timely entry of an order signed by a Canadian Court recognizing the Sale Order and enforcing its provisions in Canada, and such extension shall be to a date not later than the earlier of October 5, 2012 and the Business Day immediately after such Canadian Sale Order.

(iii)  by Sellers, on any date that is after the Termination Date, if any condition contained in Section 10.1 has not been satisfied or waived as of such time; provided, however, that Sellers shall not have the right to terminate this Agreement under this Section 11.2(a)(iii) if Sellers’ failure to fulfill any of their obligations under this Agreement is the reason that the Closing has not occurred on or before said date;.  The Termination Date shall be extended if the Sale Order is entered on the Bankruptcy Court’s docket by September 24, 2012, and the failure to close the sale is due solely to the Debtors’ inability to obtain a timely entry of an order signed by a Canadian Court recognizing the Sale Order and enforcing its provisions in Canada, and such extension shall be to a date not later than the earlier of October 5, 2012 and the Business Day immediately after such Canadian Sale Order.

(iv) By Buyer, at anytime a lender under the DIP Facility (A) fails to fund any amounts thereunder without giving effect to whether any default or event of default has occurred, (B) accelerates any obligations owed thereunder; or (C) has exercised any remedies in respect of collateral granted pursuant to the DIP Facility.

(v)  by either Buyer or Sellers, immediately upon an Order becoming final and non-appealable that declares this Agreement or the Transaction Documents invalid or unenforceable in any material respect or that prevents or materially delays the consummation of the transactions contemplated hereby or thereby (a “Termination Order”); provided, however, that neither Sellers nor Buyer shall have the right to terminate this Agreement pursuant to this Section 11.2(a)(iii) if such party or any of its Affiliates has sought entry of, or has failed to use all commercially reasonable efforts to oppose entry of, such Termination Order.

(b) If this Agreement is validly terminated pursuant to Section 11.2(a), (i) this Agreement shall become null and void and have no effect (other than this Article 11, Article 12 and the applicable defined terms, which shall survive termination) and (ii) none of Sellers, Buyer or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.

11.3.  Effect of Failure of Sellers’ Conditions to Closing.  Sellers may terminate this Agreement at any time after the Termination Date and before Closing if any condition contained in Section 10.2 has not been satisfied or waived by Sellers as of such time; provided, however, that Sellers shall not have the right to terminate this Agreement under this Section 11.3 if Sellers’ failure to fulfill any of its obligations under this Agreement has been the reason that the Closing has not been consummated on or before such date.  If this Agreement is terminated pursuant to this Section 11.3, (i) this Agreement shall become null and void and have no effect (other than this Article 11, Article 12 and the applicable defined terms, which shall survive termination) and (ii) except as provided in this Section 11.3 and Section 11.5, none of Sellers, Buyer or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement; provided, that nothing in this Agreement shall relieve Buyer (or, for the avoidance of doubt, Buyer Parent in accordance with and subject to Article 14) from liability for any Intentional and Material Breach occurring prior to any such termination of any of the representations and warranties or covenants set forth in this Agreement; provided, further that in no event shall Buyer have any such liability in excess of the Purchase Price (the “Damages Cap”).

11.4.  Effect of Failure of Buyer’s Conditions to Closing.  Buyer may terminate this Agreement at any time after the Termination Date and before Closing if any condition contained in Section 10.3 has not been satisfied or waived as of such time; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 11.4 if Buyer’s failure to fulfill any of its obligations under this Agreement has been the reason that the Closing has not been consummated on or before said date.  If this Agreement is terminated pursuant to this Section 11.4: (i)  this Agreement shall become null and void and have no effect (other than this Article 11, Article 12 and the applicable defined terms, which shall survive termination) and (iii) except as provided in this Section 11.4 and Section 11.5, none of Sellers, Buyer or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement; provided, that nothing in this Agreement shall relieve any Seller from liability for any Intentional and Material Breach occurring prior to any such termination of any of the representations and warranties or covenants set forth in this Agreement; provided, further that in no event shall Sellers have any such liability in excess of the Damages Cap.

11.5.  Termination on Alternative Transaction.

(a) This Agreement may be terminated at any time immediately following the Auction by either Buyer or Sellers upon Sellers’ closing an Alternative Transaction.

(b) If this Agreement is terminated pursuant to Section 11.5(a) or Section 11.4: (i)  Sellers shall pay Buyer the Expense Reimbursement in accordance with Section 11.5(c), (ii) this Agreement shall become null and void and of no effect (except for this Article 11, Article 12 and the applicable defined terms, which shall survive termination), and (iii) except as provided in this Section 11.4 and Section 11.5, none of Buyer, Sellers or their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.

(c) Expense Reimbursement:

(i) If this Agreement is terminated pursuant to Section 11.5(a) or Section 11.4, Sellers shall jointly and severally pay to Buyer, subject to the provisions and conditions set forth in the Bidding Procedures Order, reimbursement for Buyer’s and its Affiliates’ reasonable out-of-pocket costs and expenses (including legal, accounting, and other consultant fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby up to a maximum aggregate amount of $375,000 (the “Expense Reimbursement” ), which shall be paid by wire transfer of immediately available funds from and out of the proceeds upon consummation of an Alternative Transaction.

(ii) Sellers’ obligation to pay the Expense Reimbursement pursuant to this Section 11.5(c) shall survive termination of this Agreement and shall constitute an allowed superpriority administrative expense of Sellers under section 503(b) and 507(a)(2) of the Bankruptcy Code without further Order of the Bankruptcy Court.

(d) Break Fees:

(i) If this Agreement is terminated pursuant to Section 11.5(a), Sellers shall jointly and severally pay to Buyer an amount equal to $375,000 (the “Break Fees”), which shall be paid by wire transfer of immediately available funds within 5 Business Days following termination of this Agreement.

(ii) Sellers’ obligation to pay the Break Fee pursuant to this Section 11.5(d) shall survive termination of this Agreement and shall constitute an allowed superpriority administrative expense of Sellers under section 503(b) and 507(a)(2) of the Bankruptcy Code without further Order of the Bankruptcy Court.

(iii) The Expense Reimbursement and the Break Fee, payable under the circumstances provided in Section 11.5(c)(i) and Section 11.5(d)(i) shall be the exclusive remedy of Buyer and its Affiliates for any termination of this Agreement pursuant to Section 11.5(a).  In no event shall Sellers or any of their respective Affiliates or Related Persons have any liability with respect to Buyer or any other Person hereunder in excess of the Expense Reimbursement and the Break Fee in the event that this Agreement terminates for any reason permitted by Section 11.5(a), and any claim, right or cause of action by Buyer or any other Person against Sellers or their respective Affiliates or Related Persons in excess of the applicable Expense Reimbursement and the Break Fee is hereby fully waived, released and forever discharged.

ARTICLE 12
MISCELLANEOUS

12.1.  Successors and Assigns.  Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, Buyer may (a) assign all or any portion of this Agreement and Buyer’s rights hereunder to any Affiliate (so long as such Affiliate prior to such assignment agrees in writing with Sellers to assume all of Buyer’s obligations hereunder) or (b) pledge or assign a security interest in all or any portion of its rights under this Agreement or any Transaction Document to secure obligations of Buyer or any Affiliate, in each case, without the prior consent of any other party hereto.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.  Any purported assignment in violation of this Agreement shall be null and void.

12.2.  Governing Law; Jurisdiction; Specific Performance.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code.  For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court.  After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Delaware sitting in New Castle County or of the United States for the State of Delaware, and by execution and delivery of this Agreement, each of the parties consents to the non-exclusive jurisdiction of those courts.  Each of the parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.  Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a party may have under law or equity, a party may be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the necessity of posting any bond or other undertaking in connection therewith.

12.3.  Survival of Representations and Warranties.  None of the representations or warranties of Sellers set forth in this Agreement or in any certificate delivered pursuant to Section 10.3(a) or Section 10.3(b) shall survive the Closing.

12.4.  Limitation on Liability; Cost of Litigation.  Buyer agrees to be responsible for any breach of this Agreement by any of its Related Persons and any lawsuit to enforce any such breach will be brought against Buyer only; provided, that solely with respect to a breach of Article 14, a lawsuit to enforce any such breach may be brought against Buyer Parent, subject to and in accordance with Article 14.  In no event shall Sellers or their respective Affiliates on the one hand, and Buyer or its Affiliates on the other hand, have any liability to Buyer or any other Person on the one hand, or Sellers or any other Person on the other hand, as applicable, for any special, consequential or punitive damages, and any such claim, right or cause of action for any damages that are special, consequential or punitive is hereby fully waived, released and forever discharged.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in favor of a party, then the non-prevailing party shall be liable and pay to the prevailing party the reasonable legal fees incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

12.5.  Mutual Drafting.  This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

12.6.  Severability.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

12.7.  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given:  (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day of transmission if sent via electronic mail to the electronic mail address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (d) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (e) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Sellers:

c/o Digital Domain Media Group, Inc.
10250 SW Village Parkway
Port St. Lucie, FL 34987
Attention:  Edwin C. Lunsford III
Facsimile:  (772) 345-8114
Email:  elunsford@media.d2.com

and
Pachulski Stang Ziehl & Jones LLP
150 California Street, 15th Floor
San Francisco, CA 94111
Attention:  Debra I. Grassgreen, Esq.
Facsimile:  (415) 263-7010
Email:  dgrassgreen@pszjlaw.com

If to Buyer:
c/o Searchlight Capital, L.P.
745 Fifth Avenue, 32nd Floor
New York, NY 10151
Attention: Eric Zinterhofer
Facsimile: (212)
Email:  ezinterhofer@searchlightcap.com

Copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Adam K. Weinstein
Facsimile: (212) 872-1002
Email:  aweinstein@akingump.com

Any party may change its address for the purpose of this Section 12.7 by giving the other party written notice of its new address in the manner set forth above.

12.8.  Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

12.9.  Public Announcements.  No party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, unless a press release or public announcement is required by Law, any listing or trading agreement concerning its publicly-traded securities or Order of the Bankruptcy Court.  If any such announcement or other disclosure is required by Law, any listing or trading agreement concerning its publicly-traded securities or Order of the Bankruptcy Court, the disclosing party shall give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure.  The parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order and Bidding Procedures Order.

12.10.  Entire Agreement.  This Agreement, the Transaction Documents and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

12.11.  Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Sellers and Buyer and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Sellers or Buyer.  No provision of this Agreement shall give any third Persons any right of subrogation or action over or against Sellers or Buyer.

12.12.  Headings.  The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.13.  Construction.  Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement as a whole and not to any other particular article, section or other subdivision, (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (v) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive, and (vi) “or” is not exclusive.

12.14.  Currency.  Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

12.15.  Time of Essence.  Time is of the essence of this Agreement.

12.16.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

ARTICLE 13
DEFINITIONS

13.1.  Certain Terms Defined.  In addition to such terms as are previously defined in this Agreement, the following terms as used in this Agreement shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such first Person where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through the ownership of voting securities, by contract, as trustee, executor or otherwise.

“Alternative Transaction” means (i) the acquisition of any shares of capital stock or any other voting securities or debt securities of any of the Sellers or any interests therein, (ii) the acquisition of all or a material portion of the assets and properties of any of the Sellers or interests therein, (iii) the merger, consolidation or combination of any Person with any of the Sellers, (iv) the financing or refinancing of any of the Sellers, including any debtor-in-possession financing, (v) the liquidation, dissolution or reorganization of any of the Sellers, (vi) the acquisition, directly or indirectly, by any of the Sellers or its Affiliates of capital stock or assets and properties of any other Person or Persons or (vii) any of the foregoing transactions effected through a credit bid of or regarding any creditor's claims against any of the Sellers, whether pursuant to section 363(k) of the Bankruptcy Code or otherwise.

“Assignment Effective Date” means the date any Post Closing Contract or Post Closing Asset is assigned to Buyer.

 “Auction” means the auction conducted by Sellers pursuant to the Bidding Procedures Order.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101 et seq., as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Bankruptcy Cases originally administered in the United States Bankruptcy Court of the District of Delaware.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other Governmental action to close.

“Business Records” means all books, files and records to the extent they apply to the Acquired Assets, including customer lists, historical customer files, reports, plans, data, accounting and tax records, test results, product specifications, drawings, diagrams, training manuals, engineering data, safety and Environmental Reports and documents, maintenance schedules, operating and production records, inventory records, business plans, and marketing and all other studies, documents and records but excluding any Retained Books and Records.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, qualification, waiver or notification of a Government or third party.

“Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, mortgage, instruments, guaranties, commitment, understanding, undertaking or other similar arrangement, whether express or implied.

“Cure Amounts”  means all amounts, costs and expenses required by the Bankruptcy Court to cure all defaults under the Assigned Contracts so that they may be sold and assigned to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code.

“Environmental Laws” means all currently existing and future federal, state, provincial, municipal, local and foreign statutes, ordinances, rules, Orders, regulations, remediation standards, and other provisions having the force of law for protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended, the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, and related state statutes.

“Environmental Reports” means any environmental sampling or report performed specifically to test compliance with any Environmental Laws, and any and all Phase I or II environmental assessments, in each case which Sellers has received from an un-Affiliated third party within the last three (3) years with respect to the Real Property; provided, Environmental Reports shall not include any safety, health and environmental audit reports, or internal investigation reports, prepared under the direction of Sellers’ legal department and privileged under the attorney-client privilege, attorney work-product privilege, or state or federal environmental self-auditing privilege or policy.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer with any Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Final Order”  means any Order of a Government, the Bankruptcy Court or other court of competent jurisdiction after all opportunities for rehearing, reargument, petition for certiorari and appeal are exhausted or expired and any requests for rehearing have been denied, and that has not been revised, stayed, enjoined, set aside, annulled, reversed, remanded, modified or superseded, with respect to which any required waiting period has expired, and to which all conditions to effectiveness prescribed therein or otherwise by law or Order have been satisfied; provided, however, that no Order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such Order.

“FTI DIP Budget and Forecast” means the Digital Domain Media Group, Inc. four month DIP budget and forecast, dated September 4, 2012, prepared by FTI Consulting .

“GAAP” means the U.S. generally accepted accounting principles.

“Government” means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States, any state thereof or any foreign government.

“Hazardous Materials” means and includes any hazardous or toxic substance or waste or any contaminant or pollutant regulated under Environmental Laws, including, but not limited to, “hazardous substances” as currently defined by the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, “hazardous wastes” as currently defined by the Resource Conservation and Recovery Act, as amended, natural gas petroleum products or byproducts and crude oil.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §§ 15c-15h, 18a), as amended.

“Improvements” means the buildings, improvements and structures now existing on the Real Property or demised under the Real Estate Leases, but only to the extent such buildings, improvements and structures constitute fixtures under applicable law.

“Indebtedness”  with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (b) the face amount of all letters of credit issued for the account of such Person, (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (d) capitalized lease obligations, (e) all guarantees and similar obligations of such Person, (f) all accrued interest, fees and charges in respect of any indebtedness and (g) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

“Intentional and Material Breach” means a material breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a party with the actual knowledge of such party that the taking of such act or failure to take such act would result in a breach of this Agreement.

“Knowledge of Sellers”, “Sellers’ Knowledge” or any other similar knowledge qualification means the current actual knowledge of Michael Katzenstein, Edwin C. Lunsford, III, Ed J. Ulbrich and Darin K. Grant.

 “Laboratory” means, with respect to any Physical Materials of a Film that are either owned by the Company or any of its Subsidiaries or in which any of the Company or any Subsidiary Party has been granted access rights, any laboratory, sound, post-production or other similar facility in which such Physical Materials are stored.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any liability for Taxes.

“Lien” means any mortgage, pledge, charge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“Material Adverse Effect” means any change, effect, event, occurrence, development, circumstance or state of facts which (i) has had or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the Business or the financial condition or results of operations of the Sellers (including their subsidiaries and their respective businesses), or (ii) would materially impair the ability of any Seller to perform its obligations under this Agreement or (iii) would have a materially adverse effect on, or prevent or materially delay the consummation of, the transactions contemplated by this Agreement.

“Owned Real Property”  means real and immovable property owned by Sellers (which are to be transferred together with all existing servitudes, easements, licenses and appurtenances benefiting such owned real and immovable property, including all buildings, erections, improvements, fixtures, fittings and structures thereon).

“Permitted Liens” means:  (i) all Liens in existence on the date of this Agreement set forth on Schedule 13.1 of the Disclosure Schedules; (ii) Liens for Taxes, assessments and Government or other similar charges that are not yet due and payable or that, although due and payable, are being contested in good faith; (iii) Liens related to obligations which are included in the Assumed Liabilities; (iv) Liens that will attach to the proceeds of this sale under this

Agreement pursuant to section 363 of the Bankruptcy Code; (v) such covenants, conditions, restrictions, easements, encroachments or encumbrances, or any other state of facts, that do not materially interfere with the present occupancy of the Real Property or the use of such Real Property as it has been used by Sellers prior to the Closing Date; (vi) zoning, building codes and other land use laws regulating the use of occupancy of Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over Real Property; (vii) a lessor’s interest in, and any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement on or affecting a lessor’s interest in, property underlying any of the Real Estate Leases; (viii) restrictions and regulations imposed by any Government authority or any local, state, regional, national or international reliability council, or any independent system operator or regional transmission organization with jurisdiction over Sellers or the Business; and (ix) exceptions, restrictions, easements, charges, rights-of-way and monetary and non-monetary encumbrances which are set forth in any license, copies of all of which shall have been delivered to Buyer.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Physical Materials”  means all tangible personal property relating to any Project, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, magnetic tapes and other digital or electronic storage media, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Project whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or otherwise and all music sheets and promotional materials relating to such Project.

“Post Closing Asset” means (i) any Seller asset, other than an Excluded Asset that is selected by Buyer after the Closing Date; (ii) all or any portion of Sellers’ ownership interest in any joint venture, including the membership interests in Digital Domain Emirates L.L.C. and the equity interest in Digital Domain International, Inc. ; and (iii) all or any portion of Sellers’ ownership interest in assets leased from Bell Computers.

“Post Closing Contract” means (i) any Contract to which any Seller is a party, other than an Excluded Asset that is selected by Buyer after the Closing Date; (ii) the Amended and Restated Formation and Joint Venture Agreement between Beijing Galloping Horse Film Co., Ltd. and Digital Domain Media Group, Inc., dated as of March 30, 2012; (iii) any Contract with RelianceMediaWorks Limited or its Affiliates, including the Joint Marketing and Production VFX Services Agreement between Digital Domain Productions, Inc. and RelianceMediaWorks Limited, dated as of July 8, 2011 and the Agreement between Digital Domain Media Group, Inc. and RelianceMediaWorks Limited, dated as of August 1, 2012; and (iv) the Co-Operation Agreement, dated May 17, 2012, by and between twofour54 FZ-LLC, Digital Domain Media Group, Inc., and Digital Domain Media Group (Middle East) FZ-LLC; (v) any of Sellers’ joint ventures, including the membership interests in Digital Domain Emirates L.L.C.;  and (vi) any lease to which any Seller is a party, other than an Excluded Asset that is selected by Buyer after the Closing Date.

“Post Closing Transfer Item” means a Post Closing Asset or Post Closing Contract.

“Projects” means all motion pictures (including features, shorts and trailers), television, cable or satellite programming (including on-demand and pay-per-view programming), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, known or unknown, and all components thereof, including titles, themes, content, dialogue, characters, plots, concepts, scenarios, characterizations, elements and music (whether or not now known or recognized) as to which the Company or any of its Subsidiaries owns or controls any right, title or interest, including: (i) completed and released works or projects; (ii) works or projects in any stage of progress, including works or projects in development and/or pre-production, in principal photography and/or post-production, and completed but not released as of the Closing Date; (iii) “turnaround” works or projects; (iv) copyright and other intellectual property or proprietary rights in and to the literary, dramatic and musical and other material associated with or related to or necessary to the exploitation of the works or projects referred to in the foregoing clauses (i) through (iii); (v) to the extent related to the works or projects referred to in the foregoing clauses (i) through (iii), sequel, prequel and remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, game and interactive rights; (vi) all other allied, ancillary, subsidiary and derivative rights (including theme park rights), known and unknown, throughout the world related to the works and projects referenced in the foregoing clauses (i) through (v); and (vii) all contractual and other rights associated with or related to such works or projects referenced in the foregoing clauses (i) through (v), whether in any media now known or hereafter developed.

“Public Documents” means all forms, reports, schedules, statements and other documents filed by the Sellers since January 1, 2006, with all Governments.

“Regulatory Approvals” means state public utility commission and/or notifications of other related Government authorities with respect to the consummation of the transactions contemplated hereby.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers, Affiliates or representatives of any such Person.

“Retained Books and Records” means (i) all corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other files, books and records to the extent they  relate to any of the Excluded Assets or Excluded Liabilities or the organization, existence, capitalization or debt financing of Sellers or of any Affiliate of Sellers, (ii) all books, files and records that would otherwise constitute a Business Record but for the fact that disclosure of books, files or records could (w) violate any legal constraints or obligations regarding the confidentiality thereof, (x) waive any attorney client, work product  or like privilege, (y) disclose information about Sellers or any of its Affiliates that is unrelated to the Acquired Assets or (z) disclose information about Sellers or any of its Affiliates pertaining to energy or project evaluation, energy or natural gas price curves or projections or other economic predictive models, or (iii) all books and records prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Acquired Assets and the Assumed Liabilities.

“Securities Laws” means all applicable securities Laws and the  respective regulations and rules under such Laws together with applicable published policy statements and the applicable rules and policies of applicable securities regulatory authorities.

“SEC” the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC Reports” means all filings the Sellers have made with the Securities and Exchange Commission.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government (domestic of foreign), which taxes shall include all income taxes, Transaction Taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other obligations of the same or a similar nature (including as a result of a party to this Agreement being a member of an affiliated, consolidated or combined group with any other corporation at any time prior to the Closing Date).

“Transfer Instruments” means any transfer instrument reasonably satisfactory to Buyer and Sellers, substantially similar to the transfer instruments set forth in Section 3.2 and Section 3.3 of this Agreement, duly executed and delivered by Sellers to Buyer after Closing.

13.2.  All Terms Cross-Referenced.  Each of the following terms is defined in the section set forth opposite such term:

Term	Section

Accounts Payable	1.3(a)
Accounts Receivable	1.1(k)
Acquired Assets	1.1
Action	1.4(l)
Adjustment Date	9.1(a)
Affiliate	13.1
Agreement	Preamble
Allocation Schedule	9.5
Alternative Transaction	13.1
Assigned Contracts	1.1(a)
Assigned Projects	1.1(g)
Assignment Effective Date	13.1
Assumed Liabilities	1.3
Auction	13.1
Bankruptcy Cases	Recitals
Bankruptcy Code	13.1
Bankruptcy Court	13.1
Bidding Procedures	8.2
Break Fees	11.5(d)(i)
Business	Recitals
Business Day	13.1
Business Records	13.1
Buyer	Preamble
Buyer Guaranteed Obligations	14.1
Buyer Parent	Preamble
Canadian Court	Recitals
Canadian Proceedings	Recitals
CCAA	Recitals
Closing	3.1
Closing Date	3.1
Code	13.1
Confidentiality Agreement	6.4
Consent	13.1
Contract	13.1
Cure Amounts	13.1
Damages Cap	11.3
DIP Facility	Recitals
DIP Facility Orders	8.3
Employee Benefit Plans	4.11
Entitled Real Property	1.1(b)
Environmental Laws	13.1
Environmental Reports	13.1

Equipment	1.1(c)
ERISA	13.1
ERISA Affiliate	13.1
Exchange Act	13.1
Excluded Assets	1.2
Excluded Liabilities	1.4
Expense Reimbursement	11.5(c)(i)
Final DIP Facility Order	8.3
Final Order	13.1
FTI DIP Budget and Forecast	13.1
GAAP	13.1
Government	13.1
Hazardous Materials	13.1
HSR Act	13.1
Improvements	13.1
Inbound Licenses
Indebtedness	13.1
Intentional and Material Breach	13.1
Interim DIP Facility Order	8.3
Inventory	1.1(d)
Knowledge of Sellers	13.1
Laboratory	13.1
Law	4.3
Leased Real Property	1.1(a)
Lender	Recitals
Lenders	Recitals
Liability	13.1
Lien	13.1
Material Adverse Effect	13.1
Order	4.3
Organizational Documents	4.3
Owned Real Property	13.1
Patent License	6.9
Permits	1.1(f)
Permitted Liens	13.1
Person	13.1
Petition Date	Recitals
Physical Materials	13.1
Post Closing Asset	13.1
Post Closing Contract	13.1
Post Closing Transfer Item	13.1
Post-Sale Order Operating Expenses	2.1
Projects	13.1
Public Documents	13.1
Purchase Price	2.1
Real Estate Leases	1.1(a)

Real Property	1.1(b)
Regulatory Approvals	13.1
Related Person	13.1
Retained Books and Records	13.1
Retention Period	1.6(d)
Sale Order	8.4
SEC	13.1
SEC Reports	13.1
Securities Act	13.1
Securities Laws	13.1
Seller	Preamble
Seller Intellectual Property	1.1(e)
Sellers	Preamble
Sellers’ Knowledge	13.1
Specified Sellers	1.1
Straddle Period	9.1(a)
Tax Return	13.1
Taxes	13.1
Termination Date	11.2(a)(ii)
Termination Order	11.2(a)(iii)
Transaction Documents	4.2
Transaction Taxes	9.1
Transfer Instruments	13.1
Transferred Employees	7.6(a)
WARN Act	1.4(n)
WARN-Type Losses	7.6(d)

ARTICLE 14
GUARANTY OF BUYER PARENT

14.1. Guaranty.  Subject to the terms of this Section 14.1, Buyer Parent hereby absolutely, unconditionally and irrevocably guarantees full and prompt payment when due of all of the payment obligations of Buyer under this Agreement in accordance with the payment terms and conditions set forth herein (the “Buyer Guaranteed Obligations”).  The Guarantor has, and shall continue to have for so long as this covenant remains in effect, available or committed fund necessary to pay the Buyer Guaranteed Obligations under this Agreement.  This guaranty is continuing and absolute, shall remain in full force and effect, and shall not be released or terminated until all of the Buyer Guaranteed Obligations have been indefeasibly paid in full, notwithstanding the bankruptcy, insolvency or dissolution of Buyer.  Buyer Parent reserves the right to (i) set-off any amount owed hereunder by Guarantor against any payment owing by any Seller to Buyer and (ii) assert any and all defenses which Buyer would have to any payment or performance contemplated hereunder.  Sellers hereby agree that (i) Buyer Parent shall have no obligation or liability to any Person in relation to, arising out of, or in connection with, this guaranty or this Agreement, other than as expressly set forth herein, (ii) in no event shall Buyer Parent’s obligations hereunder exceed the Damages Cap and (iii) subject to Section 12.4, no action may be brought and no remedy may be pursued against Buyer Parent unless and until

Buyer is joined in any such action.  Buyer Parent hereby agrees to be bound by the provisions of Sections 11.3,12.1, 12.2, 12.4 and 12.8 of this Agreement.

(Signatures are on the following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VFX HOLDINGS LLC

By:  /s/ Eric Zinterhofer
Name:  Eric Zinterhofer
Title:    President

SOLELY WITH RESPECT TO ARTICLE 14,

SEARCHLIGHT CAPITAL, L.P.

By: Searchlight Capital Partners GP, L.P., its general partner

By: Searchlight Capital Partners GP, LLC, its general partner

By:  /s/ Eric Zinterhofer
Name:  Eric Zinterhofer
Title:    Authorized Signatory

Signature Page to Asset Purchase Agreement

DIGITAL DOMAIN MEDIA GROUP, INC.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DIGITAL DOMAIN

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DDH LAND HOLDINGS, LLC

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DIGITAL DOMAIN INSTITUTE, INC.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DIGITAL DOMAIN STEREO GROUP, INC.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DDH LAND HOLDINGS II, LLC

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DIGITAL DOMAIN INTERNATIONAL, INC.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

Signature Page to Asset Purchase Agreement

TRADITION STUDIOS, INC.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DIGITAL DOMAIN MEDIA GROUP (MIDDLE EAST) FZ LLC

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DIGITAL DOMAIN TACTICAL, INC.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DIGITAL DOMAIN PRODUCTIONS, INC.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

MOTHERSHIP MEDIA, INC.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

D2 SOFTWARE, INC.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

Signature Page to Asset Purchase Agreement

DIGITAL DOMAIN PRODUCTIONS (SYDNEY) PTY LTD

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

DIGITAL DOMAIN PRODUCTIONS (VANCOUVER) LTD.

By:  /s/ Michael Katzenstein
Name:  Michael Katzenstein
Title:    Chief Restructuring Officer

Signature Page to Asset Purchase Agreement